FIRST AMENDMENT
TO
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan (the “Plan”), as most recently amended and restated effective April 1, 2020, is hereby amended by this First Amendment effective as of April 1, 2020, except as otherwise specified herein. All terms defined in the Plan shall have the same meanings when used herein.

1.Section 4.8(a) shall be amended to read as follows:

Funding, Number, and Amount. Loans are available pro rata from a Participant’s vested Accounts. For each Participant, no more than two loans may be approved and no more than two loans may be outstanding at any time during a Plan Year, except that a third loan may be approved during the period beginning April 1, 2020 and ending September 30, 2020, and such loan may remain outstanding until it is fully repaid according to its terms and this Section 4.8. The minimum amount of each loan is $1,000. The maximum amount of each loan, when added to the outstanding balance of all other loans made to the Participant from all qualified plans maintained by the Affiliates, shall not exceed the lesser of:
(i)    $50,000, reduced by the excess (if any) of:
(A)    the highest outstanding balance of plan loans during the one-year period ending immediately preceding the date of the loan, over
(B)    the outstanding balance of plan loans on the date the loan is made; or
(ii)    one-half of the Participant’s total vested Account balances under the Plan.

* * *

The Plan is amended effective as of the date specifically set forth above and executed by a duly authorized individual on the date set forth below.

MDU RESOURCES GROUP, INC.

Date: December 17, 2020        By: /s/ Jason L. Vollmer
Jason L. Vollmer
Chairman, Employee Benefits Committee